ADMINISTRATION AGREEMENT


         AGREEMENT entered into as of February 28, 1997, between Countrywide Investments, Inc. ("Adviser") and Countrywide Fund Services, Inc. ("CFS"), both of which are Ohio corporations having their principal place of business at 312 Walnut Street, Cincinnati, Ohio 45202.

         WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 and provides investment management services under the terms of an investment advisory agreement (the "Management Agreement") with Countrywide Strategic Trust (the "Trust"); and

         WHEREAS, the Trust has been organized as a Massachusetts business trust to operate as an investment company registered under the Investment Company Act of 1940 (the "Act"); and

         WHEREAS, the Adviser manages the business affairs of the Trust pursuant to the Management Agreement; and

         WHEREAS, the Adviser wishes to avail itself of the information, advice, assistance and facilities of CFS to perform on behalf of the Trust the services as hereinafter described; and

         WHEREAS, CFS wishes to provide such services to the Adviser under the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Adviser and CFS agree as follows:

         1. Employment. The Adviser, being duly authorized, hereby employs CFS to perform those services described in this Agreement. CFS shall perform the obligations thereof upon the terms and conditions hereinafter set forth.

         2. Trust Administration. Subject to the direction and control of the Adviser, CFS shall assist the Adviser in supervising the Trust's business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other agents of the Trust, CFS shall supply (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, and (iii) executive and administrative services. CFS shall supervise the preparation of (i) tax returns,
(ii) reports to shareholders of the Trust, (iii) reports to and filings with the Securities and Exchange Commission, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust's registration statement, and (iv) necessary materials for meetings of the Trust's Board of Trustees unless prepared by other parties under agreement.






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         3. Recordkeeping and Other  Information.  CFS shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by CFS for the periods and in the places required by Rule 31a-2 under the Act.

         4. Audit, Inspection and Visitation. CFS shall make available to the Adviser during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

         5. Compensation. For the performance of its obligations under this Agreement, the Adviser shall pay CFS, with respect to ech series of the Trust, a fee each month equal to the annual rate of .1% of the average value of such series' daily net assets. The Adviser is solely responsible for the payment of fees to CFS, and CFS agrees to seek payment of its fees solely from the Adviser.

         6. Limitation of Liability. CFS shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with instructions from the Adviser, provided, however, that such acts or omissions shall not have resulted from CFS's willful misfeasance, bad faith or gross negligence.

         7. Compliance with the Investment Company Act of 1940. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require CFS to perform any services for the Adviser which services could cause CFS to be deemed an "investment adviser" of the Trust within the meaning of
Section 2(a)(20) of the Act or to supercede or contravene the Prospectus or Statement of Additional Information of the Trust or any provisions of the Act and the rules thereunder.

         8. Termination. The provisions of this Agreement shall be effective upon its execution, shall continue in effect for two years from that date and shall continue in force from year to year thereafter, but only so long as such continuance is approved (1) by CFS, (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Agreement or interested persons (as defined in

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the Act) of any such party,  and (3) by vote of a majority of the Trust's  Board of Trustees or a majority of the Trust's outstanding voting securities. This Agreement may be terminated by either party upon sixty (60) days' written notice to the other party. This Agreement shall terminate automatically in the event of termination of the Management Agreement. Upon the termination of this Agreement, the Adviser shall pay CFS such compensation as may be payable for the period prior to the effective date of such termination.

         9. No Trust Liability. CFS is hereby expressly put on notice that the Trust is not a contracting party to this Agreement and assumes no obligations pursuant to this Agreement. CFS shall seek satisfaction of any obligations arising out of this Agreement only from the Adviser, and not from the Trust nor its Trustees, officers, employees or shareholders. CFS shall not act as agent for or bind either the Adviser or the Trust in any matter.

         10. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 28th day of February, 1997.


                                            COUNTRYWIDE INVESTMENTS, INC.



                                            By: /s/ Robert H. Leshner
                                                ---------------------------

                                            COUNTRYWIDE FUND SERVICES, INC.



                                            By: /s/ Robert G. Dorsey
                                                -----------------------------

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